Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is by and between John Hollister, an individual residing in Los Angeles County, California ("Executive") and NuLife Sciences Inc., formerly SmooFi Inc., a Nevada corporation (the “Company”) made this 26th day of January, 2017, the first day of the Initial Term, as defined below, but effective as of the 17th day of October, 2016, the date the Services (as defined herein) were first rendered (the “Effective Date).

WHEREAS, the Company has recently acquired the assets of a private company, consisting primarily of Patents and rights to new Intellectual Property and technology related to the business of organ transplants (collectively, the “Proprietary Organ Transplant Procedures”) together with other forms of new life science technologies (the “Asset Acquisition”): and

WHEREAS, Executive has over 25 years of experience in the Healthcare industry and life science based business management; and,

WHEREAS, Executive has been active since the Effective Date assisting the Company with its due diligence on the Asset Acquisition, up through and following the Closing of the Asset Acquisition by the Company (the “Pre-Closing Period”), and following the Pre-Closing Period joining the Company as its full time Chief Executive Officer, to supervise, shepherd and implement the development and monetization of the Acquired Assets, and developing a budget and managing such budget for the Company’s wholly-owned subsidiary, NuLife Bio Med Inc. (“BioMed”) to enable the Company to pay the costs and expenses of resuming the remaining number of animal trials (“Animal Trials”) necessary to enable the Company to apply for Clinical Human Trials; and,

WHEREAS, the Company wishes to employ Executive as a full-time employee in the capacity of its Chief Executive Officer and, subject to majority shareholder consent, serve on the Company’s Board of Directors. The duties of the Executive, among others, shall include the performance of all of the duties typical of the office held as described in the bylaws of the Company and such other duties involving the recently acquired patent and License for the Proprietary Organ Transplant Procedures, and other projects as may be assigned by the Board of Directors, more fully described in “Section 1. Engagement” below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.       Engagement

The Company hereby engages Executive to provide overall supervision, guidance and resolution of delays and/or problems encountered with respect to all of the Company’s development of the assets, technology and development of the Proprietary Organ Transplant Procedures derived from the patents and Licenses described generally in the Exhibit “A” to the Asset Purchase agreement dated October 3, 2016 between the Company and GandTex LLC, a Texas Limited Liability
Company (“GandTex”), including but not limited to:

A) The development of a realistic and well researched budget and organizational timelines for completing the remaining pre-Clinical (Animal) Trials ..

B) The development and successful execution of the plan for commercializing the Proprietary Organ Transplant Procedures.

C) Working with the CFO, and others as necessary, to assist the Company in raising the necessary capital to successfully build the Company.

D) Identifying the need for and timing of critical staff and/or consultants to ensure a successful commercialization.

E) Inform and gain support from the Board for plans and execution.

F) Represent the Company in all investor, public interviews and professional settings.

G) Serve as the Commercial representative for the Company until such time a staff person is added to manage this responsibility.

H) Make certain that organizational timelines are both realistic and achieved.

I) Execute all other duties customarily assigned to the CEO at the appropriate lifecycle stages of the Company.

It is mutually agreed that Executive's duties may be reasonably modified from time to time at the discretion of the Company’s Board of Directors. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an Executive, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company’s Board of Directors. Collectively, Executives duties referred to in this paragraph 1. are referred to as the “Services”.

Compensation

Compensation to Executive for the Services provided pursuant to this Agreement shall consist of the following:

A) Monthly Compensation. As compensation for the Services, beginning the date hereof, during the Initial Term (as defined below) (a) the Company will pay Executive $ 10,000/month until the Company has at least $500,000 available for the continued pursuit of the procedures and related expenses to the development of the Proprietary Organ Transplant Procedures in the bank, with a reasonable reserve for the needs of the Company to enable the Company to maintain sufficient working capital to retain the personnel and other services necessary to the Company to remain in compliance with its accounting, audit and other related filing requirements pursuant to the Securities Exchange Act of 1934 (the “’34 Act”) for the ensuing fiscal quarter increasing to (b) $20,000/month when the Company has sufficient uncommitted funds in its account to fund its wholly-owned subsidiary, NuLife BioMed Inc. (“BioMed”) through the Animal Trials as set out in the attached Projected Cash Requirements, and (c) if the Company is successful in raising an amount that equals or exceeds Two Million Dollars ($2,000,000) so that it meets or exceeds the Projected Cash Requirements then Executive’s salary will increase to $3 0,000/month. The Company will make up the difference between what Executive receives each quarter Ninety Thousand Dollars ($90,000) with stock out of the Non-Qualified Employee Incentive Stock Compensation Plan, issued at the end of each fiscal quarter based upon the closing price of the Company’s shares on the last day of each quarter

B) Options. The Company shall issue to Executive, or his designee, options (“Option”) to acquire up to One Million Five Hundred Thousand (1,500,000) shares of the Company’s Common Stock (the “Option Shares”). Each Option shall vest as to Five Hundred Thousand (500,000) shares at the conclusion of each of the three (3) stages identified in paragraph A (a), A(b) and A (c) above. The Option Agreement and shall be deemed granted as at the Effective Date, and shall continue to be in force and exercisable for the term of this Agreement, and any Extension Period (as defined below),

C. Further Adjustment To Monthly Salary. Upon completion of a successful animal study, defined as meeting the primarendpoint, and the successful raising of a minimum of Four Million Dollars ($4,000,000), the monthly salary will be adjusted to $35,000.

D. Health Benefits. The Company shall provide usual and customary health benefits for the Employee. At the time when finances permit, the benefits will be extended to cover the Employee and their dependents, consistent with the policy of the Company.

E. Other Compensation, (e.., bonuses and stock) as may be agreed upon based upon current budget and performance of that portion of the Company’s business under the supervision of the Executive.

Term of Engagement.

This Agreement shall have an initial term (“Initial Term”) ending upon earlier of (a) unsuccessful Animal Trials, (b) failure to obtain FDA approval to proceed to Clinical Trials with procedures conducted on human beings, or (c) the third anniversary of the date hereof (the “Term of Services”). By mutual agreement between Executive and the Company, this Agreement may be modified, amended and the Term of Services extended (an “Extension Period”), (d) Executive’s resignation by written notice as set forth in paragraph 10 below, or (e) removal of Executive by action of the Company’s Board of Directors for Cause (the “Service Termination Date”).

Time Obligation

Executive shall devote his full time and attention to the business of the Company. Executive shall have Thirty (30) days per year of vacation during the Initial Term of this Agreement and any extensions hereof, unless mutually agreed in writing between the Company’s Board of Directors and Executive.

Representations and Covenants of Executive and Company to each Other.

Executive and Company shall each comply with all rules and regulations of any domestic and/or foreign regulatory authorities which may be applicable to the activities of Executive and Company.

Furthermore,

A) Executive shall comply with all reasonable policies, practices and procedures established by Company.

B) Executive and Company represent that none of the events described below have occurred during the past ten (10) years with respect to Executive and Company or any of their agents or Executives: (i) a petition under any foreign or federal bankruptcy laws or any foreign or state insolvency law was filed by or against, or a receiver or fiscal agent was appointed by a court for the business or property of, such person, any partnership in which either was a general partner (or an executive officer of a general partner) at or within two (2) years before the time of such filing, or any corporation or business association of which either was an executive officer at or within two (2) years before the time of such filing; (ii) such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining it from or otherwise limiting, the following activities: engaging in any type of business or practice; engaging in any activity in connection with the Proprietary Organ Transplant Procedure; (iv) such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to be engaged in any activity described in Section (iii), or to be associated with persons engaged in any such activity.

Nondisclosure and Nonuse of Confidential Information.

During the term of this Agreement, it may be necessary for Company to provide Executive with access to certain proprietary information including, but not limited to, lists of Company's customers and vendors; inventory data; financial information; information about Company’s operations; and attorney-client privileged information (collectively the "Proprietary Information"). Such information is confidential and is considered a trade secret by Company. Executive shall: (a) not disclose the Proprietary Information to others; (b) not use the Proprietary Information for any reason except as necessary for the performance of the Services;; (c) not copy or otherwise produce any documents regarding the Proprietary Information, or divulge such documents to others; (d) upon the termination of this Agreement, Executive shall promptly deliver to Company all documents, letters, notes, notebooks, reports and other materials of a confidential nature relating to the business of Company which is in its possession or control; and (e) take additional reasonable actions necessary to ensure the confidentiality of the Proprietary Information, including, without limitation, obtaining written non-disclosure agreements from Executive, Executive’s agents and third parties to whom the Proprietary Information is disclosed. Notwithstanding anything to the contrary that is contained in this Agreement, Executive and Company may disclose Proprietary Information solely to the extent that: (a) Executive or the Company is authorized in writing to do so by the other; (b) disclosure is required by any applicable law, in the reasonable opinion of legal counsel to the parties; (c) the Proprietary Information is otherwise public information. Executive and Company will promptly notify each other in the event that any Proprietary Information is no longer confidential. The obligations of confidentiality contained in this Section 6 shall survive the termination of this Agreement. Executive and Company acknowledge and agree that the other party would be irreparably damaged in the event that the provisions of this Section 6 were not performed in accordance with their respective terms or were otherwise breached and monetary damages would not provide an adequate or sufficient remedy in such event. Accordingly, it is agreed that Company or Executive, as the case may be, shall be entitled to equitable relief (e.g., injunctive relief and specific performance) to enforce the provisions contained in this Section 6 in addition to any other remedy, including monetary damages, that may be available at law or in equity..

Agreement For Non-Compete.

Beginning the Effective Date, because the Company is providing Executive with access to Proprietary Information, and because any activity by Executive in competition with the Company would inevitably cause Executive to disclose or utilize such Proprietary Information to the detriment of the Company, Executive agrees that, during the term of this engagement, and for a period of one year commencing on the date this Agreement terminates. Executive shall not, directly or indirectly, solicit, call upon, contact in any manner or conduct any business with, regardless of who initiated the contact and regardless of the geographic location, any customer or vendor of Company or any subsidiary or affiliate thereof for the purpose of providing or buying in any manner any computer products. The foregoing limitations do not preclude Executive or its Executives from subsequently taking a position with a pharmaceutical product manufacturer, or authorized distributor. Executive further agrees and covenants that during such period it will not, directly or indirectly, (i) hire, or assist in or influence the hiring of, any Executive of Company or any subsidiary or affiliate thereof, without the prior written consent of Company, or (ii) induce any Executive of Company or any subsidiary or affiliate thereof, to resign or sever his or her employment relationship with Company or any subsidiary or affiliate thereof. Executive covenants that it shall not at any time encourage or induce any customer of Company to sever its relationship with Company. Executive and the Company acknowledge and agree that the Company would be irreparably damaged in the event that the Services were not performed in accordance with the usual and customary oversight and management of the development of the technology and process covered by the Patent, and monetary damages would not provide an adequate or sufficient remedy in such event. Accordingly, it is agreed that the Company shall be entitled to equitable relief (e.g., injunctive relief and specific performance) to enforce the provisions contained in this Section 6 in addition to any other remedy, including monetary damages, that may be available at law or in equity.

Restriction on Post-Employment Compensation.

For a period of one (1) year after the end of the Initial Term and any Extension Periods, Executive shall not control, consult to or be employed by any business similar to that conducted by the Company, either by soliciting any of its accounts or by operating taking a position as consultant, executive officer or Director of a current competitor or an entity or organization attempting to replicate, or use as the benchmark, the Proprietary Organ Transplant Procedure and any other techniques developed by the Company derived by the use of one or more of the Acquired Assets, or subsequent patents or processes which are in any way derivatives of the Acquired Assets.

Assistance in Litigation. Executive shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

Effect of Prior Agreements. This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Executive, excepts that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

Costs and Expenses.

All third party and out-of-pocket expenses incurred by Executive in the performance of the Services shall be paid by the Company, or if paid by Executive on behalf of the Company then reimbursed by the Company. Reimbursement of costs and expenses shall be made within ten (10) days of receipt by the Company of Executive’s written request for reimbursement; provided, however, that the Company must approve in advance all such expenses in the aggregate in excess of $500 in any one (1) month, except for attending properly noticed meetings of the Company’s Board of Directors, provided Executive is a member of the Company’s Board or a Board of Directors of one of the Company’s subsidiaries.

Place of Services

Unless otherwise mutually agreed by Executive and the Company, the Services provided by Executive hereunder will be performed at the offices of the Company or its respective subsidiary, or, at such other location as may be required for Executive to provide the Services. Failing to mutually agree on the place of Services this Agreement shall automatically terminate without penalty to either the Company or Executive.

Executive an Employee.

Executive is providing the Services as an employee of the Company, or of one of the entities affiliated with the Company. The Company or any such affiliated entity may be required to pay or withhold any taxes or make any other payment with respect to fees payable to Executive, which will be withheld from any sum due Executive.

Termination

This Agreement may be terminated prior to the expiration of the Initial Term upon the earlier of (a) thirty (30) days following receipt by Executive of written notice by the Company to Executive to terminate this Agreement for Cause, or (b) thirty (30) days following receipt by the Company of written notice by Executive to terminate this Agreement, for any reason. For the purpose of this Agreement the term “Cause” shall mean:

A)       As to Executive;

i) Executive is unable to provide the Services as set forth herein for thirty (30) consecutive days because of illness, accident, or other incapacity;

ii) Executive breaches or neglects the duties reasonably requested by a majority of the members of the Company’s Board of Directors for any of the following; (a) failure by Executive to use his best efforts to begin the Animal on or before June 30, 2017 , or (b) in the event the Animal Trials at any time indicate that the Proprietary Organ Transplant Procedure should be terminated or delayed due to the lack of the necessary working capital or failures of the subject animal surgeries indicating that the Proprietary Organ Transplant is not likely to obtain FDA approval to proceed to Clinical Trials, and the Board of Directors determines that it is the best interest of the Company to abandon further Animal Trials, or actually fails to obtain FDA approval to proceed to Clinical or (c) the third anniversary of the date hereof (the “Term of Services”); or,

iii) Executive breaches a material term of this Agreement; or

iv) Executive files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or,

v) Executive is charged by the Securities and Exchange Commission (the “SEC”), or any other domestic or foreign regulatory to a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty or other criminal conduct.

B)       As to the Company:

i) If the Company breaches this Agreement or fails to (a) make any payments to Executive of the Monthly Compensation as set forth in Paragraph 2, or any other fees as required pursuant to this Agreement, for any reason except due to the lack of sufficient working capital to retain the personnel and other services necessary to the Company to remain in compliance with its accounting, audit and other related filing requirements pursuant to the ’34 Act) for the ensuing fiscal quarter, (b) issue the Option Shares to Executive upon exercise by Executive, or (3c provide information reasonably requested by Executive in the course of providing the Services; or

ii) If the Company ceases business, or if the Company sells a controlling interest to a third party or agrees to a consolidation or merger of itself with or into another corporation other than as part of a financing transaction, or sells substantially all of its assets to another corporation, entity or individual; or

iii) If the Company has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, or if either the Company makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or

iv) If any of the disclosures made by the Company herein, or subsequent hereto, are determined to be materially false or misleading.

In the event this Agreement is terminated prior to the expiration of the Initial Term of Service by the Company for Cause, the Company has no obligation to provide any severance. In the event this Agreement is terminated prior to the expiration of the Initial Terra of Service by the Company without Cause, the Company then current salary, then the Company shall pay Executive a severance payment equal to three (3) months of his then current salary, in cash and stock as the then current situation dictates.

Representations and Warranties of the Company

The Company represents and warrants to Executive that;

A) Corporate Existence. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and California, with power to own property and carry on its business as it is now being conducted.

B) No Conflict. This Agreement has been duly executed by the Company and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which the Company is a party or to which the Company is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which the Company is subject.

C) Full Disclosure. The information concerning the Company provided to Executive pursuant to this Agreement is, to the best of the Company's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Further, information as to the Company’s financial condition, historical share prices and trading volume, and corporate history can be found at www.otcmarkets.com.

D) Date of Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

Miscellaneous

A) Authority. Executive and those executing this Agreement on behalf of the Company represent that they are duly authorized to do so, and that each has taken all requisite action required by law or otherwise to properly allow such signatories to execute this Agreement.

B) Subsequent Events. Executive and the Company each agree to notify the other parties if, subsequent to the date of this Agreement, one of the parties incurs obligations which could compromise its efforts and obligations under this Agreement.

C) Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

D) Further Actions and Assurances. At any time and from time to time, each party hereto agrees, at its expense, to take such action and to execute and deliver documents as may be reasonably requested or necessary to effectuate the purposes of this Agreement.

E) Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

F) Assignment. Neither this Agreement nor any right created by it shall be assignable by any party hereto without the prior written consent of the other parties.

G) Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party when deposited for transmittal by certified or registered mail, postage prepaid, or when sent by facsimile, “email” or other electronic transmission with proof of delivery, addressed as follows:

To the Company:

NuLife Sciences Inc

2618 San Miguel, Suite 203

Newport Beach, California 92660 Telephone:

Facsimile:

Email:

To Executive:

John Hollister

Telephone:

Facsimile:

Email:

or to such other person or address designated in writing subsequent to the date hereof by the Company or Executive to receive notices.

H) Headings. The sections and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

I) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of California sitting in and for the County of Orange. In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the actual expenses of its attorneys) in bringing or defending against such action.

J) Termination of Any Prior Agreements. Effective the date hereof all rights of the Company and Executive related to any other agreement entered into between the Company and Executive prior to the Effective Date hereof, whether written or oral, is hereby terminated.

K) Time is of the Essence. Tune is of the essence of this Agreement and of each and every provision hereof.

L) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

M) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

N) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

O) Counterparts: Facsimile. An original of this Agreement may be executed simultaneously in three or more executed facsimile, telecopy or other electronic reproductive counterparts, each of which shall be deemed an original, or facsimile, telecopy or other electronic reproductive counterparts, shall constitute one and the same instrument, and delivery of such shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

P) Consolidation or Merger. Subject to the provisions hereof, in the event of a sale of the stock, or substantially all of the stock of the Company, or consolidation or merger of the Company with or into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, the Company’s rights and obligations under this Agreement to its successor-in-interest shall be deemed to have acquired and assumed by such successor-in-interest; provided, however, that in no event shall the duties and Services of Executive provided for herein, or the responsibilities, authority or powers commensurate therewith, change in any material respect as a result of such sale of stock, consolidation, merger or sale of assets.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.

The "Company"

NuLife Sciences Inc.

By:____________________________

Name: Title:

"Executive" John Hollister

By:____________________________

Name: Title:

EXHIBIT “A”

To The Employment Agreement

Between

NuLife Sciences Inc.

And

John Hollister

The Option